Exhibit 99.1
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        DOCUCON, INC. & DIGITAL VISION SYSTEMS, INC.
                SIGN MERGER LETTER OF INTENT

              San Antonio, Texas, April 2, 2001

     Digital Vision Systems, Inc. ("DVS") and Docucon, Inc. ("DOCU") (NASDAQ OTC Bulletin Board) jointly announced today that their respective Boards of Directors have agreed to terms of a letter of intent calling for DOCU's acquisition of all outstanding and issued shares of DVS. The proposed reverse merger of DVS into DOCU would result in DVS shareholders owning 90.5% of the combined entity. Additionally, DOCU shareholders would receive warrants for an additional 2.0% of the combined entity, depending upon future performance of the combined entity's common stock market price. The two companies intend to conclude the transaction in June 2001.

     The proposed combination is subject to various, significant conditions including but not limited to DVS' pre-merger commitment to fund an additional $2.5 million in operating capital, and approval by both DOCU and DVS shareholders.

     DVS, a privately held Nevada corporation chartered in May 2000, manufactures and distributes video surveillance systems based upon digital compression technology. DVS' software management system and related digital video recording hardware are marketed worldwide for camera surveillance security applications by retail, educational, manufacturing, government and military users, among others.
DVS is based in San Antonio, Texas.

     Until May 2000, DOCU's primary business had been conversion of paper and microfilm documents to optical and other types of storage media for use in documents management systems, primarily in the federal government and commercial markets. In May 2000, DOCU sold all of its operating assets to TAB Products, Inc. of San Jose, California.

     With the exception of historical information described above, this release includes forward-looking statements made under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve substantial risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

For more information, please contact:

Mike Hardy, President                   Robert Schwartz,President
Digital Vision Systems, Inc.                 Docucon, Inc.
Telephone: 210-342-1190                 Telephone: 518-786-7733